Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 33-81128, 333-60630, 333-150345, 333-156596, and 33-84632 on Form S-8 of our reports dated March 3, 2021, relating to the consolidated financial statements of UFP Industries Inc, (formerly Universal Forest Products, Inc.) and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 26, 2020.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan

March 3, 2021